UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 23, 2014

Date of Report (Date of earliest event reported)

Searchlight Minerals Corp.

(Exact name of Registrant as specified in its charter)

Nevada	000-30995	98-0232244
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2360 W. Horizon Ridge Pkwy., Suite #100, Henderson, Nevada 89052

(Address of principal executive offices)

(Zip Code)

(702) 939-5247

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2014, Searchlight Minerals Corp., a Nevada corporation (“we,” “us,” “our” or the “Company”), approved of entering into an exchange agreement (the “Agreement”) with Cupit, Milligan, Ogden & Williams (“CMOW”). The Agreement provides that the Company’s balance of $115,017.68, which was owed to CMOW as of November 30, 2014 for accounting support services, will be exchanged for 359,430 shares of the Company’s common stock, which will be issued directly to Mr. Williams. The price of $0.32 per share used in the exchange was the closing market price of the Company’s common stock on December 23, 2014, the day the Agreement was approved. As a result of the exchange, the balance owed to CMOW as of November 30, 2014 will be cancelled.

CMOW is an affiliate of the Company’s Chief Financial Officer, Melvin Williams, however fees for services provided by CMOW do not include any charges for Mr. Williams’ time. Mr. Williams is compensated for his time under his employment agreement.

The shares of common stock issued in the exchange have not been registered under the federal or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder.

A letter from CMOW to the Company memorializing the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Letter from Cupit, Milligan, Ogden & Williams, dated as of December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Dated: December 29, 2014	By:	/s/ Martin B. Oring
Martin B. Oring
Chief Executive Officer

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